EXHIBIT 99.1

PRESS RELEASE, DATED JUNE 12, 2014

Geron Reports Removal of Partial Clinical Hold on Myelofibrosis IST

Menlo Park, Calif., June 12, 2014 – Geron Corporation (Nasdaq: GERN) announced today that the U.S. Food and Drug Administration (FDA) has removed the partial clinical hold on the investigator-sponsored clinical trial of imetelstat in myelofibrosis (Myelofibrosis IST). The partial clinical hold was placed in March 2014 due to a safety signal of hepatotoxicity that was identified in clinical trials of imetelstat. In order to resolve the partial clinical hold, the investigator, Dr. Ayalew Tefferi of Mayo Clinic, Rochester, Minnesota, was required to provide follow-up information regarding reversibility of hepatotoxicity for all patients who received imetelstat in the Myelofibrosis IST. In its letter dated June 11, 2014, the FDA informed the investigator that it had completed the review of his complete response submission and concluded that the Myelofibrosis IST may proceed.

As previously announced, the Myelofibrosis IST ceased enrolling new patients in January 2014, and Mayo Clinic did not cite any safety concerns as the basis for that decision. Previously enrolled patients who are deriving clinical benefit continue to receive treatment with imetelstat.

Geron’s Investigational New Drug (IND) application for imetelstat remains on full clinical hold affecting the company’s clinical trials in essential thrombocythemia or polycythemia vera and in multiple myeloma. Until the FDA lifts the full clinical hold on Geron’s IND, the company is unable to submit any new clinical trial protocols to the FDA under the company’s IND for imetelstat and is unable to initiate any new clinical trials for imetelstat in the United States. The company is working diligently to seek release of the full clinical hold.

About Geron

Geron is a clinical stage biopharmaceutical company developing a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

CONTACT:
Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

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